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                                                                    EXHIBIT 14.1
                                    TEKELEC

                     CODE OF ETHICS FOR CHIEF EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS

                      (As adopted by the Board of Directors
                       of the Company on March 10, 2004)

        Tekelec, a California corporation (the "Company"), and its affiliated companies are committed to making full, accurate and timely financial disclosure in compliance with applicable laws, rules and regulations and to maintaining their books and records in accordance with applicable accounting policies, laws, rules and regulations. This Code of Ethics for Chief Executive and Senior Financial Officers, applicable to the Company's Chief Executive Officer, Chief Financial Officer and Controller, and to the Chief Financial Officer of Santera Systems Inc. (collectively, the "Senior Financial Officers"), sets forth specific policies to guide the Company's Senior Financial Officers in the performance of their duties. As Senior Financial Officers, you perform a task that is critical to the Company. This Code is designed to assist you in that task.

        The Company's Business Ethics Policy, which this Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of all of us in the Company's business. You are bound by the requirements and standards set forth in the Business Ethics Policy, as well as those set forth in this Code of Ethics and in any other applicable policies, procedures and codes of conduct or ethics of the Company.

Compliance with Laws, Rules and Regulations

        The Company is committed to conducting its business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. As a Senior Financial Officer, you are obligated to comply with applicable laws, rules and regulations. As a Senior Financial Officer, you also have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance; maintaining a work environment that encourages employees to raise concerns; and promptly addressing employee compliance concerns.

Conflicts of Interest

        In order to maintain the highest degree of integrity in the conduct of the Company's business and your independent judgment, you must avoid any activity or personal interest that creates or appears to create a conflict between your interests and the interests of the Company. A conflict of interest occurs when your private interests interfere in any way, or even appear to interfere, with the interests of the Company as a whole. You should conduct the Company's business in an honest and ethical manner and never act in a manner that could cause you to lose your independence and objectivity.

        Although we cannot list every conceivable conflict of interest, following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:


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                                                                    EXHIBIT 14.1

        IMPROPER PERSONAL BENEFITS FROM THE COMPANY

        Conflicts of interest arise when an officer or member of his or her family receives improper personal benefits as a result of his or her position in the Company. You may not accept any benefits from the Company that have not been duly authorized and approved pursuant to Company policy and procedure, including any Company loans or guarantees of your personal obligations.

        FINANCIAL INTERESTS IN OTHER BUSINESSES

        Neither you nor your immediate family members may have an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to the Company. For example, you may not own an interest in a company that competes with the Company. You may not own an interest in a company that does business with the Company (such as a Company customer or supplier) unless you obtain the written approval of the Audit Committee of the Board of Directors before making any such investment. It is not, however, typically considered a conflict of interest (and therefore prior written approval of the Audit Committee of the Board of Directors is not required) to
(i) make investments with a total value of no more than five percent (5%) of your annual compensation in competitors, customers or suppliers that are listed on a national or international securities exchange or (ii) make investments through any registered mutual fund or through a trust over which you do not exercise investment authority.

        BUSINESS ARRANGEMENTS WITH THE COMPANY AND CORPORATE OPPORTUNITIES

        Without the prior written approval of the Audit Committee of the Board of Directors, you may not participate in a joint venture, partnership or other business arrangement with the Company. If you learn of a business or investment opportunity through the use of Company property or information or as a result of your position with the Company, such as from a competitor or actual or potential customer, supplier or business associate of the Company (including a principal, officer, director or employee of any of the foregoing), then you may not participate in the business or make the investment and must instead inform the Chief Executive Officer (or, with respect to the Chief Executive Officer, inform the Audit Committee of the Board of Directors). Such an opportunity is an investment opportunity for the Company, not for you individually.

        OUTSIDE EMPLOYMENT OR ACTIVITIES WITH A COMPETITOR

        Simultaneous employment with or serving as a director of a competitor of the Company is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor's interests. You may not market products or services in competition with the Company's current or potential business activities. It is your responsibility to consult with the Chief Executive Officer (or, with respect to the Chief Executive Officer, to consult with the Audit Committee of the Board of Directors) to determine whether a planned activity will compete with any of the Company's business activities before you pursue the activity in question.

        OUTSIDE EMPLOYMENT WITH A CUSTOMER OR SUPPLIER

Without the prior written approval of the Audit Committee of the Board of Directors, you may not be a customer of the Company or be employed by, serve as a director of or represent a


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                                                                    EXHIBIT 14.1

customer of the Company. Similarly, without the prior written approval of the Audit Committee, you may not be a supplier to the Company or be employed by, serve as a director of or represent a supplier to the Company. You also may not accept money or benefits of any kind from a third party as compensation or payment for any advice or services that you may provide to a customer, supplier or anyone else in connection with its business with the Company.

        CHARITABLE, GOVERNMENT AND OTHER OUTSIDE ACTIVITIES

        The Company encourages all employees to participate in projects and causes that further the welfare of our local communities. You must, however, obtain the prior written approval of the Audit Committee of the Board of Directors before serving as a director or trustee of any charitable, not-for-profit, for-profit or other entity. Similarly, you must obtain the prior written approval of the Audit Committee of the Board of Directors before running for election or seeking appointment to any government-related position.

        FAMILY MEMBERS WORKING IN THE INDUSTRY

        If your spouse or significant other, your children, parents or in-laws, or someone else with whom you have a familial relationship, is a competitor, supplier or customer of the Company or is employed by one, you must disclose the situation to the Audit Committee of the Board of Directors so that the Company may assess the nature and extent of any concern and how it can be resolved. You must carefully guard against inadvertently disclosing the Company's confidential information and being involved in decisions on behalf of the Company that involve the other company.

        USE OF THE COMPANY'S TIME AND ASSETS

        Except as specifically authorized by the Company, Company assets, including the Company's time, equipment, materials, resources and proprietary information, must be used for legitimate business purposes only. Incidental and occasional personal use of the Company's electronic mail and telephone systems is permitted. However, you should be aware that even personal messages on the Company's computer and telephone systems are Company property and you should therefore have no expectation of personal privacy in connection with your use of these resources.

Disclosures in Periodic Reports

        As a public company, the Company is required to file various periodic reports with the Securities and Exchange Commission. It is the Company's policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all required periodic reports.

Compliance with the Code of Ethics

       If you have questions about this Code of Ethics, you should seek guidance from the Chief Executive Officer or from the General Counsel of the Company. If you know of or suspect a violation of applicable laws or regulations or this Code of Ethics, you must immediately report that information to the Chief Executive Officer of the Company (or with respect to the Chief Executive


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                                                                    EXHIBIT 14.1

Officer, to the Audit Committee of the Board of Directors). No one will be subject to retaliation because of a good faith report of suspected misconduct.

Waivers of the Code

        The Company will waive application of the policies set forth in this Code of Ethics only when circumstances warrant granting a waiver and then only in conjunction with any appropriate monitoring of the particular situation. Changes in and waivers of this Code of Ethics may be made only by the Board of Directors or the Audit Committee of the Board of Directors and will be disclosed as required under applicable laws and regulations.

No Rights Created

        This Code of Ethics is a statement of the fundamental principles and key policies and procedures that govern the Company's Senior Financial Officers in the conduct of the Company's business. It is not intended to and does not constitute an employment contract or assurance of continued employment and does not create any rights in any Company employee, customer, supplier, competitor, shareholder or any other person or entity.

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                                                                    EXHIBIT 14.1


                               ACKNOWLEDGMENT FORM

I have received and read the Code of Ethics for Chief Executive and Senior Financial Officers, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code of Ethics and the Company's related policies and procedures. I understand that I have an obligation to report to the Chief Executive Officer (or, with respect to the Chief Executive Officer, the Audit Committee of the Board of Directors) any suspected violations of the Code of Ethics that I am aware of. I further certify that, except as fully disclosed in accordance with the terms of this Code of Ethics, I have not engaged in any transactions that would constitute an actual or apparent conflict with the interests of the Company. I further certify that I am in full compliance with the Code of Ethics and any related policies and procedures.

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